Exhibit 10.78

CONSULTING AGREEMENT AMENDMENT

THIS CONSULTING AGREEMENT AMENDMENT (“Amendment”) is made and effective as of the first day of January 2015, by and between Diodes Incorporated, a Delaware corporation (the "Company"), and the Keylink International (BVI) Co., Ltd. (the "Consultant"), a corporation of the British Virgin Island, with respect to the following facts:

A. The Company and the Consultant agreed to and signed a Consulting Agreement (the “Agreement”) on January 1, 2009.

B. The Company and the Consultant negotiated a new compensation for the Consultant on the terms and conditions set forth in this Amendment.

ACCORDINGLY, on the basis of the terms and conditions contained herein, the parties hereto agree as follows:

1.	COMPENSATION
1.1	Modified Compensation. As the total consideration for the services, which the Consultant renders under the Agreement, the Consultant shall be entitled to the following:
(i)

a monthly consulting fee in the amount of U.S. $10,000 (the “Monthly Consulting Fee”), commencing retroactively on July 1, 2011 and ending on the date of the termination of this Agreement, and the Monthly Consulting Fee shall be payable within the first ten calendar days of each month, commencing June 1, 2014 and ending on the date of the termination of this Agreement;

(ii)	a monthly business-only cellular telephone allowance;
(iii)

Except as otherwise stated in this Section 1.1, no reimbursement of any and all other expenses (including, but not limited to, air fare, car rental, lodging, meals, business and related travel expenses) incurred by the Consultant shall be reimbursed by the Company.

(iv)	This Section 1.1 of the Amendment shall supersede and replace Section 2.1 of the Agreement on Compensation in its entirety.
2.

Any ambiguity or conflict in interpreting the Agreement and this Amendment due to modification, deletion and/or amendments to the Agreement shall be resolved in accordance with the most reasonable and logical interpretation.

3.

Except those Agreement’s terms and conditions that are modified, deleted and/or amended as specified in this Amendment, all other terms and conditions of the Agreement shall remain the same in full force and effect as originally written.

4.	This Amendment may not be modified or amended except by written agreement executed by the parties hereto.
5.	This Amendment is written in Chinese and English, but only the English version of this Amendment is valid and legally enforceable except as otherwise prohibited under the law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be

Executed and effective as of the date and year first set forth above.

DIODES INCORPORATED	KEYLINK INTERNATIONAL (BVI) CO., LTD.

By: /s/ Richard D. White	By:	/s/ Jian Ya Xing
Rick D. White	Jian Ya Xing
Authorized Representative	Authorized Representative
4949 Hedgcoxe Road, Suite 200	No. 999 Chen Chun Road,
Plano, Texas 75024 USA	Xingqiao Town, Songjiang County
Shanghai, China